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EXHIBIT 10.21

                           OEM STRATEGIC ALLIANCE AGREEMENT
                                       BETWEEN
                                 WHESSOE VAREC, INC.
                                         AND
                               FCI ENVIRONMENTAL, INC.

                                  TABLE OF CONTENTS

 1. TERM OF AGREEMENT
 2. PRICE
 3. PAYMENT
 4. FREIGHT POINT
 5. DELIVERY AND TRANSPORTATION CHARGES
 6. EXPORT REGULATIONS
 7. EXCLUSIVITY AND MARKETS
 8. RELEASES AND FORECASTS
 9. ACCEPTANCE
10. FORCE MAJEURE
11. BRAND NAME
12. SALES AND MARKETING
13. SERVICE
14. MARKET COLLATERAL TRANSFER
15. APPLICATIONS SUPPORT
16. TECHNICAL/RESEARCH AND DEVELOPMENT
17. ENGINEERING DOCUMENTATION AND CHANGE    CONTROL
18. QUALITY
19. PATENT PROTECTION/PROMOTION
20. NON-DISCLOSURE
21. LIMITATION OF LIABILITY
22. WARRANTY
23. SPARE PARTS
24. TRAINING
25. INDEPENDENT CONTRACTORS
26. GOVERNING LAW
27. INSOLVENCY
28. CHANGE OF OWNERSHIP
29. ATTORNEY'S FEES
30. ASSIGNMENT
31. INSURANCE
32. DISPUTES
33. NOTICES
34. TERMINATION
35. ENTIRE AGREEMENT
EXHIBIT A - PRODUCTS AND SPECIFICATIONS
EXHIBIT B - PRICING
EXHIBIT C-  FIELD SERVICE AND SPARES SUPPORT
EXHIBIT D-  QUALITY

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                                       RECITAL

This AGREEMENT made this 11th July 1996 is by and between FCI Environmental, Inc. (herein called "Seller"), having a principal place of business at, 1181 Grier Drive, Building B, Las Vegas, Nevada, 89119 , and Whessoe Varec Inc. having a principal place of business at 10800 Valley View Street, Cypress, California, 90630, (hereinafter called "Buyer"). .

The Seller wishes to sell and the Buyer wishes to buy certain Products identified herein and in consideration of the covenants and undertakings hereinafter set forth, the Buyer and Seller agree to create an OEM Strategic Alliance as follows:

Exhibits A, Products and Specifications, B, Pricing, C, Field Service and Spares, and D, Quality, inclusive, attached hereto are made part of this Agreement by reference.

Strategic Alliance is defined as a relationship based on commitment, trust, shared information and resources that work to the mutual benefit of both parties. The Buyer and the Seller shall use their reasonably best efforts to promote the Products into the markets covered under this agreement and shall support each other to the best of their capabilities in this alliance. Both parties agree to conduct a program review every six months alternating between each others facilities to assure maximum performance in this alliance.

1.  TERM OF AGREEMENT

    This Agreement shall be effective as of the June 30, 1996 and, except as hereinafter otherwise expressly stated and unless sooner terminated as provided herein, shall expire ten (10) years after this date (the Initial
    Term), subject to renewal as provided herein. Buyer may request renewal of this Agreement for a further term of twelve (12) months by notifying Seller in writing, not less than sixty (60) days prior to the expiration of the Initial Term hereof and upon Seller's consent, such renewal to be on the same terms and conditions as applicable during the original term, except that pricing may be renegotiated to the mutual satisfaction of both parties.

2.  PRICE

    The price of each Product released by Buyer hereunder shall be in accordance with Exhibits "B". Seller shall present a plan within six (6) months of the date of this agreement to present a plan to obtain productivity cost reduction including a minimum 5% per year price reduction target over a three year period. Both parties agree to an annual price review to assure price/market compatibility.

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 3.  PAYMENT

    Payment terms shall be as follows:
    A. One hundred eighty (180) days after shipment on the initial minimum order.
    B.   Ninety (90) days after shipment on the second minimum order.
    C. Sixty (60) days after shipment of all subsequent orders unless otherwise agreed upon by both parties on a project by project basis.


4.  FREIGHT POINT

    Unless otherwise expressly agreed, all deliveries shall be FOB Las Vegas, NV. Title and risk of loss shall pass to Buyer upon shipment. Seller agrees to cooperate with Buyer on any shipping damage incurred on product during shipment.


5.  DELIVERY AND FREIGHT CHARGES

    A. All products released shall be delivered as specified in Buyer's individual Releases.

    B. Seller shall deliver all Products in packaging meeting the international commercial standards for similar items. Buyer shall be responsible for special crating, packing or handling charges required by Buyer.

    C. When instructed by the Buyer, Seller shall, at Buyer's expense, ship all special requirements for Products via the most expeditious method, consistent with the Products involved.

    D. Unless otherwise agreed on an individual shipment basis, all freight charges shall be prepaid and billed.

6.  EXPORT REGULATIONS

    Both parties agree to comply with all applicable laws and regulations with regard to export of Products contained here within. Buyer and Seller each warrant that they have knowledge of such laws and regulations and that they shall not knowingly violate them. In addition, each party shall inform the other upon discovery of any changes to the applicable export laws or regulations.

7.  EXCLUSIVITY AND MARKETS

    Whereas the Buyer hereby agrees to exclusively market, promote and sell Products identified herein on a world wide basis, the Seller hereby grants the Buyer exclusive sales and marketing rights for the Products to any facilities with above ground storage tanks (AST) including but not limited to the oil, gas, storage, transportation, refinery, chemical, petrochemical, power generation, water, waste water treatment, and pharmaceutical industries world wide. It is understood that there are some underground storage potentials that are addressable by the buyer which are included within the scope of this agreement. The Seller shall inform Buyer of any pending new partnerships/alliances that

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    could have an impact on current or potential business for the Buyer.  If the parties determine that such a new partnership/alliance would have a material negative impact on the buyer's potential business, the Seller will not enter into said partnership/alliance.

8.  RELEASES AND FORECASTS

    Upon execution of this Agreement, Buyer shall provide to Seller purchase orders for products contained herein. An Initial Release identified in Exhibit B effective June 30, 1996 which shall be contingent upon Buyer's initial acceptance of Product as provided in Paragraph 9. The second release identified in Exhibit B shall occur no later than September 30, 1996. It is acknowledged by both parties that the P.O. identified in Exhibit B shall be issued by the Buyer on the basis of representation made by the seller with regard to the technical capability and commercial viability of the products identified herein. If prior to the first date of payment referred to in the P.O. it becomes apparent to the buyer that significant or material problems exist with either technical capability or commercial viability of the Product(s), the Buyer shall have the option to withhold payment until such problem(s) are resolved to the Buyer's satisfaction. Subsequent releases shall be activated as follows:

    A. On or before the 1st day of each calendar month following the date of the second release, and the 1st of each calendar month thereafter, Buyer shall deliver to Seller a Release specifying the quantity of Products to be delivered during the period from the (30th) to the
         (60th) day from the date of each such Release. The Seller shall maintain a buffer stock of product equivalent to 30 days average usage (past six months) to satisfy unplanned demand placed upon the Buyer. The Buyer shall provide specific "ship to" addresses for each individual order drop-shipped by the Seller.

    B. Buyer shall, with each Release specified in Paragraph 8A above, provide a forecast for delivery during the 90th through 180th days following each such Release. Such forecast shall represent only a forecast; that is, Buyer's best estimate of its needs during said 90th through 180th day period, and shall not be binding upon Buyer.

    C.   Adjustment to Release Schedules

         1. The delivery schedule for the units contained in the Initial Release and second release are not subject to schedule adjustment.
         2. Units released subsequently to the Initial Release may be adjusted as follows:
              Seller agrees to use its reasonable efforts to accommodate Buyer's adjustments. Both parties agree that all units ordered for delivery may be canceled without penalty if such units are scheduled for delivery more than thirty (30) days from date of cancellation.

    D. Shipping dates provided by Seller are approximate, within one (1) week. If Seller fails to meet its committed to delivery schedules less than eighty percent (80%) of the time measured over a six month period , Buyer at his option, has the right to terminate this

    Agreement and cancel outstanding orders at no charge. In addition, if the Buyer does terminate the Agreement the Buyer may choose to continue to purchase Product at the prices agreed to in this Agreement.

    Seller shall inform the Buyer that a scheduled shipment will be delayed as soon as Seller becomes aware of the delay.

    Seller shall reconfirm shipping dates five (5) working days after receipt of order.

    If Seller cannot meet it's shipment commitment for any reason, Seller must continue to meet all warranties in a timely manner.

9.  ACCEPTANCE

    Buyer may conduct, at its own expense, incoming inspection tests in conformance with Exhibit "A" to confirm that Product conforms to the applicable specifications. Rejection of Products, or claim for replacement or shortages, must be made and notice thereof submitted in writing via FAX to Seller at its principal place of business. Notice of rejection or claim must be received by Seller no later than thirty
    (30) days following date of receipt. Products shall be deemed accepted if notice of rejection is not made as provided. Seller shall not be liable for failure of timely receipt of Buyer's notice.

10. FORCE MAJEURE

    Neither party shall be liable to the other or deemed to be in default for any delay or failure in performance under this Agreement resulting from Acts of God, civil or military authority, acts of the public enemy, war, fires, explosions, earthquakes, floods, strikes, or any other event or condition beyond the reasonable control of either party.
    In the event Seller shall be unable to timely perform it's obligations under this Agreement as a result of any such cause or condition beyond the Seller's control Buyer, upon notice to Seller, may purchase units elsewhere in substitution for the Product during the period of such delay. Such quantities of reprocured Products shall not be counted as ordered and accepted Products against any Release commitment made to Seller hereunder. Notwithstanding the foregoing, however, should any such delay or failure continue for a period of sixty (60) days, Buyer may cancel this Agreement and/or any Releases hereunder. Seller shall notify Buyer in writing of the existence of any such cause or condition within ten (10) days after the beginning thereof.

11. BRAND NAME

    Subsequent to the first order and for all following orders, the products identified herein shall incorporate the Whessoe Varec Brand name and there shall be no discussions with customers or other individuals or firms to the contrary. The products shall have the identifying label that they were manufactured exclusively for the Buyer by the Seller. Patent identity shall be located on applicable labels and product literature.

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12. SALES AND MARKETING

    Buyer and Seller shall work together to formulate sales and marketing strategies to maximize results. Both parties will participate jointly in
    all applicable trade shows and seminars mutually agreed upon.    Seller
    shall continue its regulatory lobbying efforts at a level equal to or greater than that immediately prior to this agreement.

13. SERVICE

    Buyer shall perform modem monitoring of designated installations as required by the end user or applicable regulatory authority. Seller shall provide full support to include technical training to meet governmental agency requirements when and where applicable.

14. MARKETING COLLATERAL TRANSFER

    Seller shall transfer all marketing collateral data and information to the Buyer, including, but not limited to brochures, test data, certifications, product specifications/drawings and photographs, customer databases, pending order reports, open quotations, environmental agency contacts and databases in both hard copy and electronic format upon execution of this agreement. Upon termination, all marketing collateral data and information shall be returned to Seller.

15. APPLICATIONS SUPPORT

    Seller shall provide sufficient applications support including training, sizing programs and any additional collateral to the Buyer to insure the development and adequate support of the business. Furthermore, Seller shall provide technical assistance throughout the duration of this agreement.

16. TECHNICAL/RESEARCH AND DEVELOPMENT

    Seller shall commit to ongoing product improvement and R&D efforts on Buyers behalf for existing as well as future generation Sensing and Detection Products in an attempt to ensure that the products supplied under this agreement are best positioned in the marketplace with the best price, performance and service characteristics. Further, Buyer and Seller shall participate in bi-annual technology reviews to discuss and agree upon strategies for Research and Development and new product development. Buyer will undertake reasonable effort to keep the Seller informed of any significant market changes that would impact the direction or level of effort in Seller's Technical/Research and Development. Each of the parties hereto shall be responsible for its costs incurred in complying with this paragraph.

17. ENGINEERING DOCUMENTATION AND CHANGE CONTROL

    A. Seller shall supply Buyer, concurrent with the issuance of Buyer's Initial Release of Product, one set of reproducible documentation depicting Product in sufficient detail to permit Buyer to develop maintenance and repair procedures and to understand Seller's spare parts concepts. Documentation shall be in a form acceptable to the Buyer.

    B. Seller agrees to provide to Buyer one reproducible copy of each Preliminary Engineering Change Order (ECO) which affects the configuration being supplied to the Buyer within ten (10) days after ECO has been received by Seller's Configuration Control Board. The Seller shall provide sufficient information to assist Buyer to verify Seller's determination of the impact of preliminary ECO on Product delivered to Buyer prior to the approval and release of each ECO. ECO's categorized in accordance with Sellers Engineering change control system to identify whether the ECO is:

         (1). A Mandatory Field ECO requires action to install the change in all Product previously delivered. Such changes shall be installed by the Buyer at the Sellers expense in Product located throughout the world. Seller shall supply, at no cost to the Buyer, all parts, special tools, and instructions required to reliably install the ECO into the applicable Product. Buyer agrees to provide competent personnel to perform the actual installation. The Seller has the option to install the ECO if agreed to by the buyer. Should the Buyer, for any reason, not permit the Seller to promptly install the ECO, the Seller shall be relieved of any and all liability of any nature whatsoever for the performance or use of the Product affected by the ECO. The ECO modification(s) shall be warranted for one year from time of installation.

         (2). An Optional Field ECO may be installed by Buyer at Buyer's option. Seller agrees to provide at no cost to Buyer all parts, special tools and instructions required to install each ECO that the Buyer elects to install during the warranty period applicable to each Product. Seller further agrees to sell to Buyer, at Seller's then current price, all parts, special tools and instructions required for any ECO the Buyer elects to install subsequent to the warranty period applicable to each Product. Seller agrees to make delivery of all parts required by any ECO the Buyer elects to install within thirty (3O) days after receipt of notice of Buyer's election.

         (3). A Discretionary ECO that may be installed by Buyer at Buyer's option and expense. Such ECO's are considered to be of a minor nature that are only installed if the Buyer's service represent-ative is already on site, has time available, and has the required material necessary to complete the task. Seller agrees to provide copies of ECO's affecting equipment both in and out of warranty for the duration of this Agreement. Parts, special tools and instructions shall be offered at catalog prices and be deliverable within seven (7) after receipt of Buyer's order.


         (4). A Routine ECO which corrects existing documentation or indicates a change to the Product which Seller will install prior to delivery of Product to Buyer. All CEO's will be installed by Seller at no charge to Buyer.

              Such CEO's shall have no impact on the Buyer's Product application as to form, fit or function.

    C. Buyer agrees to maintain its repair and maintenance documentation for Products on a concurrent basis with Seller's furnished CEO's.

    D. Buyer may request Seller to change Product by submitting to Seller an Engineering Change Request(ECR). Seller may agree but shall not be obligated to incorporate any ECR subject to negotiation as to impact on price and delivery.

    E. In the event any ECO shall render Product incompatible with Buyer's software or firmware used to operate Product, Seller agrees at Buyer's option (1) to restore Product to pre ECO capability, or (2) adjust the price of affected Product to compensate Buyer for the cost of restoring compatibility by changing Buyer's software or firmware, or
         (3) provide an alternate means of restoring compatibility.

    F. Disputes with respect to ECO compatibility/effectiveness shall be negotiated in good faith between the Parties hereto.

18. QUALITY

    Products supplied by the Seller shall comply with Buyer's requirements and standards of approval contained in Exhibit D.

    A. Seller agrees to establishing an ISO9001 recognized quality system with certification trough a duly recognized/RAB accredited agency within the first two years of this agreement.
    B. Seller agrees to provide any/all quality/reliability related data on all product identified herein which may affect the continued determination of product quality and reliability. This includes but is not limited to production yield measures, failure analysis of both production failures and field returned product, design reliability, demonstrated reliability testing, burn-in testing, filed performance, mean time between failure, mean time to repair, etc.
    C. Upon Buyer's request, Seller agrees to provide failure analysis of any field failures returned to Seller. This analysis to include root cause of failure and subsequent corrective action, as applicable.

19. PATENT PROTECTION/PROMOTION

    Seller shall undertake at its own expense and have full control over the defense, settlement and negotiation of any suit or proceeding brought against the Buyer insofar as such suit or proceeding is based upon a claim that any Product made to Seller's design and furnished hereunder constitutes an infringement of any patent of the United States or other nations, on the condition that the Buyer promptly notified Seller in writing of such suits or threats thereof and cooperates by giving Seller any requested authorization, information and assistance for defense of same.

    If a permanent injunction shall prohibit use or sale of Product or any part thereof, Seller shall, at its option and expense, either procure for the Buyer the right to continue selling the Product or any part thereof, replace and modify the same so that it becomes non-infringing, or take back the Product refunding the purchase price thereof, less a reasonable amount for use or damage.

20. NONDISCLOSURE

    Except as required by law or to conform with law, (1) neither Buyer or Sellers shall advertise, issue press releases, or otherwise disclose the existence of this Agreement or any terms hereof or arrangements hereunder to information with respect to any Release without the other party's prior written consent, and (2) Seller shall not, without Buyer's prior written consent, refer in any communication which is reasonably likely to become public to the fact that the Seller is a Supplier of Products to Buyer. The Buyer and the Seller agree that neither party shall disclose, duplicate, copy or use for any purpose other than in the performance of this agreement and shall treat as confidential and as proprietary to each other all information which relates to the other party's research, development, trade secrets or business affairs ( collectively, "Confidential Information"), and each party agrees to protect the Confidential Information the same degree of care it exercises to protect the security of its own Confidential Information and to prevent unauthorized disclosure, use or publication thereof. The obligation to treat information as confidential shall not apply to information which is publicly available or is obtained rightfully from third parties without a duty to keep confidential. Notwithstanding the foregoing, either party may disclose confidential information where required by law, the legal order of any court or governmental agency, or the rules of any applicable securities exchange.

21. LIMITATION OF LIABILITY

    EXCEPT AS EXPRESSLY PROVIDED HEREUNDER, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OR OTHER BENEFITS ARISING OUT OF THIS AGREEMENT OR ANY BREACH THEREOF.

22. WARRANTY

    Seller expressly warranties that Products shall be free from defects in workmanship and material for a period of twelve (12) months from the date of shipment by Buyer to the end user or twenty four months from the date of shipment to Buyer, whichever is shorter.

         Seller's sole and exclusive obligation under this warranty is limited to repair or replacement, at Seller's option and expense of all Products that are returned to Seller within the applicable warranty period and determined by Seller to be defective.

         Buyer is responsible for properly packaging Product to be returned at Buyer's expense and shall ship Product prepaid at Buyer's expense. Seller shall return Product to Buyer prepaid at Seller's expense. In the event Seller's inspection discloses that returned

    Product is not defective, Buyer shall reimburse Seller for shipment cost to return Product to Buyer.

    The warranty shall immediately be null and void if, the Product has been altered or repaired other than with authorization from Seller, has been subjected to misuse, abuse, negligence or accident, damaged by excessive current, damaged in shipment, subject to improper environmental conditions, or had its serial number or any other Product marking altered, defaced, or removed.

    This warranty shall remain in effect notwithstanding Buyer's shipment to third parties, but warranty remedies defined herein are applicable only to Buyer and are not transferable. Units may be shipped directly to and from third (3rd) party site. Buyer acknowledges that in any sale of Products to third (3rd) parties, the precise terms of this warranty and all disclaimers and limitations set forth herein shall control Seller's liabilities and Buyer shall indemnify Seller from any warranties made by Buyer beyond those set forth herein.

    THIS WARRANTY IS IN LIEU OF AND BUYER WAIVES ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PAR-TICULAR USE OR PURPOSE OF SUITABILITY FOR A PARTICULAR OPERATING ENVIRON-MENT. THE REMEDIES STATED IN THIS WARRANTY CLAUSE ARE EXCLUSIVE.

23. SPARE PARTS

    A. Seller agrees to sell to Buyer spare parts and accessories for a period of (10) years after the end of a product offering contained in this Agreement.

    B. Seller shall sell to Buyer at Seller's then current price less list less such quantities of spare parts as may be released by Buyer.
         Such spare parts shall be supplied on the terms and conditions of this Agreement applicable prior to such expiration.

    C. Seller shall furnish to Buyer a recommended spare parts list and update such list from time-to-time as and when required.

    D. Seller shall use its best efforts to ship, F.O.B. Las Vegas NV, parts needed by Buyer in an emergency as a result of a Product failure within twenty-four (24) hours of Buyer's telephone notification to Seller and in no event later than forty-eight (48) hours after such notification.

24. TRAINING

    Seller shall provide sufficient training to Buyer's Applications and Service personnel to ensure that the products are adequately promoted, applied and serviced. Further, Seller shall participate in Buyer's sales training seminars as are mutually agreed upon.

25. INDEPENDENT CONTRACTORS

    It is understood and agreed that each party hereto is an independent contractor engaged in the operation of its own respective business, and neither party shall be considered to be the agent of the other for any purpose whatsoever and nothing in this Agreement shall be construed to establish a relationship of co-partnership or joint venture between the Buyer and the Seller.

26. GOVERNING LAW

    This Agreement shall be governed by, interpreted under, and construed according to the laws of the State of Nevada.

27. INSOLVENCY

    In the event that the Buyer or the Seller (1) is in default of any of its covenants or the terms and conditions of this Agreement, (2) becomes insolvent or bankrupt or admits in writing its inability to pay its indebtedness, or (3) makes an assignment for the benefit of its creditors, or a reorganization arrangement under bankruptcy laws, then the Seller or the Buyer may terminate this agreement in writing, sue for and recover all debts then accrued, and pursue and exercise any other remedies allowed by law or this Agreement. The party failing to prevail shall be liable for all reasonable costs and expenses, including reasonable Attorney's fees, incurred by and associated with exercising any remedies hereunder or in enforcing any terms contained herein.

28. CHANGE OF OWNERSHIP

    Should the Seller change its ownership so that there is more than a fifty
    (50) percent change of ownership, Buyer shall maintain exclusive sales and marketing rights to the Products for the duration of this agreement. This agreement shall be enforceable throughout its duration even in the case of the Buyers change of ownership. Should a new owner of either party decide not to pursue the Products identified here in, manufacturing rights shall be given to the other party, and all appropriate documentation, special tools and fixtures, assemble instructions, etc. shall be transferred to the other party at cost less reasonable depreciation and any committed releases and product orders shall be fulfilled for a period of six months from the time of change.

29. ATTORNEY'S FEES

    In the event Attorney's fees or other costs are incurred to secure performance of any of the obligations provided for in this Agreement, to establish damages for the breach of this Agreement, or to obtain any appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to reasonable attorney's fees and other costs incurred.

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30. ASSIGNMENT

    This Agreement shall not be assigned by either party without the prior written consent of the other party.

31. DISPUTES

    The parties hereto agree to perform under this agreement with full faith and diligence. The Seller and the Buyer will use their best efforts to resolve any and all disputes arising from this agreement. Should their efforts fail, both parties agree to the use of an independent arbitration Association sitting in Las Vegas, Nevada. Litigation shall be the last resort as to resolution of disputes arising from this agreement.

32. NOTICES

    All notices, acknowledgments and other reports shall be in writing to the other party at the address appearing below:

         Whessoe Varec, Inc.                     FCI Environmental, Inc.
         10800 Valley View Street                1181 Grier Drive  Bldg B
         Cypress, CA  90630                      Las Vegas, NV  89119
         Attention: Richard Santucci or          Attention:  Tom Collins or
                       his successor(s)                        his successor(s)


33. TERMINATION

    This Agreement shall automatically terminate upon occurrence of the following events:

    A. If at any time either party files a petition for insolvency, bankruptcy or is adjudicated bankrupt, or takes advantage of any insolvency acts or assignment for the benefit of creditors, or undergoes a substantial or significant change in ownership, the other party shall have the right to terminate this Agreement upon ten (10) days notice. At no time or for any reason may this Agreement be considered an asset of the insolvent party.

    B.   Both parties have the right to terminate this Agreement upon ninety
         (90) days advance notice in writing properly served in the event that either party can not or does not fulfill any on its obligations under this Agreement given a reasonable time for remedy.

34. ENTIRE AGREEMENT

    Subject to Paragraph 8 above, this Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, there being no contemporaneous understandings, agreements, or representations, promises or inducements whatsoever, and supersedes all prior agreements, promises, representations and warranties, written or verbal, between Buyer and Seller. This agreement may not be altered, changed or amended without prior written consent of the parties hereto.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date above first written by their duly authorized officers or representatives.


FCI ENVIRONMENTAL, INC.                 WHESSOE VAREC, INC.

/s/ Geoffrey F. Hewitt                 /s/ Eugene F. Geraci
President & CEO                        President
July 31, 1996                          November 7, 1996